UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2013

DARA BioSciences, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 25, 2013, DARA BioSciences, Inc. (the “Company”) entered into a Master Service Agreement (the “CSO Agreement”) with Alamo Pharma Services, Inc. (“Alamo”), pursuant to which Alamo will provide the Company with a dedicated sales force for the promotion of the Company’s Soltamox, Gelcair and Bionect products and certain complementary products of Mission Pharmacal Company (“Mission”). Alamo is a wholly-owned subsidiary of Mission. Concurrent with the CSO Agreement, the Company also entered into a related Sales Representative Sharing Agreement and a promotion agreement (together with the CSO Agreement, the “Agreements”) with Mission and Alamo, whereby the Company will share the costs and expenses of the sales force with Mission. Initially, the sales force will consist of 20 individuals. Alamo will be responsible for the hiring, training, and compensation of the sales force and will provide certain sales support in connection therewith. Under the terms of the Agreements, the Company will pay Alamo a fixed monthly fee, subject to an annual escalator, and will reimburse Alamo for certain expenses. The Company will also be responsible for recruiting fees in connection with new hires for the sales force, as well as certain implementation fees.  The Agreements have a term of three years, subject to automatic one-year renewals unless either party provides at least 60 days’ written notice of termination prior to the end of the relevant term. The Agreements may also be terminated by any party for convenience with 3 months’ notice, and may be terminated for cause with 30 days’ notice. During the first 12 months of the promotion agreement’s term, Mission will make certain monthly minimum payments to Alamo for promoting Mission’s products.  The promotion agreement includes two evaluation periods:  (i) 12 months into the term, either party may terminate, the parties may mutually agree to continue under the initial arrangement, or the parties may mutually agree to move to a revenue-sharing model, and (ii) 15 months into the term, either party may terminate or the parties may mutually agree to transition to a revenue-sharing model. The promotion agreement provides that in the event a specified revenue milestone is achieved, a revenue-sharing mechanism would be triggered beginning with the second year of the term pursuant to which certain revenues would be shared between the Company and Mission at specified percentages.  The Agreements contain standard representations, warranties and indemnification provisions.

Item 8.01. Other Events.

On October 28, 2013, the Company issued a press release announcing its entry into the Agreements with Alamo and Mission described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as the Company’s expectations with respect to the Agreements with Mission and Alamo. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, risks and uncertainties relating to the Company’s ability to timely commercialize and generate revenues or profits from Bionect®, Soltamox®, Gelclair® or other products given that the Company only recently hired its initial sales force and the Company’s lack of history as a revenue-generating company, the Company’s ability to achieve the desired results of from the Agreements with Mission and Alamo, FDA and other regulatory risks relating to the Company’s ability to market Bionect, Soltamox, Gelclair or other products in the United States or elsewhere, the Company’s ability to in-license and/or partner products, the Company’s current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which the Company sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of the Company’s intellectual property and the intellectual property of others, the potential delisting of the Company’s common stock from the NASDAQ Capital Market, risks and uncertainties relating to the Company’s ability to successfully integrate Oncogenerix and other events and factors disclosed previously and from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013, and in its Prospectus Supplement filed on October 22, 2013. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of DARA BioSciences, Inc. dated October 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

October 28, 2013	By:	/s/ David J. Drutz
David J. Drutz
Chief Executive Officer

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